SOURCE: STEPHEN H. CLARK		609-561-9000
MARISSA TRAVALINE
COMPANY NAME: SOUTH JERSEY INDUSTRIES, INC.
MARKET: N
STOCK SYMBOL: SJI

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended
	June 30,
	2016		2,015
Operating Revenues:
Utility	$ 68,273		$75,294
Nonutility	86,129		102,416

Total Operating Revenues	154,402		177,710

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	19,508		24,901
- Nonutility	78,832		66,044
Operations	36,250		33,802
Maintenance	4,259		3,928
Depreciation	22,296		17,430
Energy and Other Taxes	1,243		1,265

Total Operating Expenses	162,388		147,370

Operating (Loss) Income	(7,986)		30,340

Other Income and Expense	4,361		3,040
Interest Charges	(8,229)		(7,474)

(Loss) Income Before Income Taxes	(11,854)		25,906

Income Taxes	7,189		3,279
Losses in Earnings of Affiliated Companies	(133)		(15,844)

(Loss) Income from Continuing Operations	(4,798)		13,341

Loss from Discontinued Operations - (Net of tax benefit)	(29)		(74)

Net (Loss) Income	$ (4,827)	$13,267

Basic Earnings per Common Share:

Continuing Operations	$ (0.06)	$0.19
Discontinued Operations	—	—

Basic Earnings per Common Share	$ (0.06)	$0.19

Average Shares of Common Stock Outstanding - Basic	75,298	68,467

Diluted Earnings per Common Share:

Continuing Operations	$ (0.06)	$0.19
Discontinued Operations	—	—

Diluted Earnings per Common Share	$ (0.06)	$0.19

Average Shares of Common Stock Outstanding - Diluted	75,298	68,653

	Six Months Ended
	June 30,
	2016	2,015
Operating Revenues:
Utility	$ 251,942	$341,824
Nonutility	235,495	218,838

Total Operating Revenues	487,437	560,662

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	84,714	169,875
- Nonutility	166,601	162,777
Operations	75,047	75,663
Maintenance	8,643	7,926
Depreciation	42,997	34,249
Energy and Other Taxes	3,168	3,461

Total Operating Expenses	381,170	453,951

Operating Income	106,267	106,711

Other Income and Expense	6,564	5,281
Interest Charges	(17,389)	(16,075)

Income Before Income Taxes	95,442	95,917

Income Taxes	(32,078)	(13,334)
Equity in Earnings (Losses) of Affiliated Companies	25	(15,389)

Income from Continuing Operations	63,389	67,194

Loss from Discontinued Operations - (Net of tax benefit)	(147)	(350)

Net Income	$ (63,242)	$66,844

Basic Earnings per Common Share:

Continuing Operations	$ 0.86	$0.98
Discontinued Operations	—	—

Basic Earnings per Common Share	$ 0.86	$0.98

Average Shares of Common Stock Outstanding - Basic	73,213	68,432

Diluted Earnings per Common Share:

Continuing Operations	$ 0.86	$0.98
Discontinued Operations	—	—

Diluted Earnings per Common Share	$ 0.86	$0.98

Average Shares of Common Stock Outstanding - Diluted	73,506	68,636